Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of May 22, 2013, by and among Tessera Technologies, Inc., a Delaware corporation (the “Company”), and the entities and natural persons listed on Exhibit A hereto and their affiliates (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS:

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Starboard beneficially owns shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 4,080,515 shares, or approximately 7.73% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Starboard has (i) given notice to the Company in accordance with the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”), that it intends to nominate certain individuals for election as director candidates to be elected to the Company’s board of directors (the “Board”) at the 2013 annual meeting of stockholders of the Company (the “2013 Annual Meeting”), and (ii) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 17, 2013, relating to the solicitation of proxies for the 2013 Annual Meeting;

WHEREAS, John H. F. Miner and David C. Nagel have each determined not to stand for re-election to the Board at the 2013 Annual Meeting and accordingly shall cease to be directors of the Company upon the conclusion of the 2013 Annual Meeting; and

WHEREAS, the Company and Starboard have determined to come to an agreement with respect to the election of members of the Board at the 2013 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Matters; Board Appointments; 2013 Annual Meeting.

(a) The Company agrees that, immediately after execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions, pursuant to the Bylaws, to (i) nominate Peter A. Feld, Tudor Brown, George Cwynar, Thomas Lacey, George A. Riedel and Donald E. Stout (collectively, the “Starboard Nominees”), in addition to John Chenault, Richard S. Hill, Christopher A. Seams and Timothy J. Stultz (collectively, the “Company Nominees”, and together with the Starboard Nominees, the “Revised Slate of Nominees”) for election to the Board at the 2013 Annual Meeting as a director of the Company with a term expiring at the Company’s 2014 annual meeting of stockholders, (ii) increase the size of the Board from eight (8) members to twelve (12) members, (iii) cause each of Robert J. Boehlke and Anthony J. Tether to execute an irrevocable resignation letter pursuant to which such member of the Board shall resign from the Board effective immediately, and (iv) appoint each of the Starboard Nominees to the Board to fill the vacancies resulting from subclauses (ii) and (iii) effective immediately.

(b) Upon execution of this Agreement, Starboard hereby withdraws its nomination letter to the Company, dated December 21, 2012, announcing its intention to nominate Tudor Brown, George Cwynar, Peter A. Feld, Thomas Lacey, George A. Riedel, Jeffrey C. Smith and Donald E. Stout as director candidates to be elected to the Board at the 2013 Annual Meeting and Starboard agrees not to (i) nominate any person for election at the 2013 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2013 Annual Meeting, directly or indirectly or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2013 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, or the rules or regulations thereunder (the “Exchange Act”)) to perform any of the items described in this Section 1(b). Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(b). Starboard also hereby withdraws its request to the Company for certain books and records previously made pursuant to Section 220 of the Delaware General Corporation Law by letter dated March 27, 2013.

(c) Concurrently with the execution of this Agreement, the Company agrees that each Company Nominee, excluding Richard S. Hill, shall execute and deliver to the Board an irrevocable resignation letter pursuant to which one of such members of the Board shall resign from the Board upon the appointment of the Successor CEO (as defined below) in accordance with Section 1(g) hereof; provided, however, that the Board may only accept the resignation of one such Company Nominee, and each resignation letter executed by any Company Nominee whose resignation the Board does not accept in accordance with this Section 1(c) shall be deemed null and void and of no effect in accordance with its terms.

(d) Promptly following the execution of this Agreement, the Company shall issue and mail to the Company’s stockholders, in a form reasonably acceptable to Starboard, a supplement to the Company’s definitive proxy statement filed with the SEC on April 16, 2013, (the “Proxy Supplement”) in which the Company shall (i) provide for the adjournment of the 2013 Annual Meeting until the next earliest possible date as reasonably determined by the Company, which shall be no later than June 7, 2013, unless necessary in order to respond to SEC comments, (ii) describe the terms of this Agreement and (iii) state, among other things, that (A) the Board has withdrawn certain of its director nominees and in lieu of the previous slate has nominated the Revised Slate of Nominees, and (B) the Board and Starboard each recommend that the Company’s stockholders vote their shares of Common Stock in favor of the Revised Slate of Nominees.

(e) The Company agrees that it shall recommend, support and solicit proxies solely for the election of the Revised Slate of Nominees at the 2013 Annual Meeting.

(f) The Company and Starboard agree that promptly following the conclusion of the 2013 Annual Meeting, the Board, pursuant to the Bylaws, shall take all action necessary (i) to decrease the size of the Board from twelve (12) members to ten (10) members effective immediately, (ii) to appoint one of the Starboard Nominees, selected by Starboard in its sole discretion, as the interim Chief Executive Officer of the Company, which selection shall be made by Starboard prior to the mailing of the Proxy Supplement, (iii) to appoint Richard S. Hill as the Chairman of the Board, to serve at the discretion of the Board, (iv) to appoint an Audit Committee of the Board, which shall consist of (x) John Chenault as the Chair, to serve at the discretion of the Board, and (y) a majority of Starboard Nominees, selected by Starboard in its sole discretion, (iv) to appoint a Compensation Committee of the Board, which shall consist of (x) Timothy J. Stultz as the Chair of the Compensation Committee of the Board, to serve at the discretion of the Board, and (y) a majority of Starboard Nominees, selected by Starboard in its sole discretion, and (v) to appoint a Nominating Committee of the Board, which shall consist of (x) a Starboard Nominee, selected by Starboard in its sole discretion, as the Chair, and (y) a majority of Starboard Nominees, selected by Starboard in its sole discretion.

(g) The Company and Starboard agree that the Nominating Committee shall undertake, direct, oversee, monitor and otherwise facilitate on an expedited basis consistent with their fiduciary duties the ongoing evaluation and identification of potential candidates for appointment as the permanent Chief Executive Officer of the Company (the “Successor CEO”). The Nominating Committee shall be responsible for recommending to the Board the appointment of the Successor CEO. The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective immediately following the appointment of the Successor CEO in accordance with the Bylaws, to appoint the Successor CEO to the Board.

(h) At the 2013 Annual Meeting, Starboard agrees to appear in person or by proxy and vote all shares of Common Stock of the Company beneficially owned by it and its Affiliates in favor of the Revised Slate of Nominees for election to the Board and for each other proposal to come before the 2013 Annual Meeting in accordance with the Board’s recommendation.

2. Release.

(a) Starboard, for the benefit of the Company and each of the Company’s controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys, advisors and assigns, past and present, in their capacity as such (the Company and each such person being a “Company Released Person”), hereby forever fully waives, discharges and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud) (collectively, “Claims”) based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the execution of this Agreement; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement; provided, further, nothing in the foregoing shall be deemed or constructed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the organizational documents of the Company or otherwise.

(b) The Company, for the benefit of Starboard and its controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys, advisors and assigns, past and present, in their capacity as such (each such person being a “Starboard Released Person”), hereby forever fully waives, discharges and releases, and covenants not to sue, any of the Starboard Released Persons for any and all Claims based on any event, fact, act, omission, or failure to act by the Starboard Released Persons, whether known or unknown, occurring or existing prior to the execution of this Agreement; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement.

(c) It is the intention of the parties that each of the releases set forth above in Sections 2(a) and 2(b) shall be effective as a bar to all matters released herein. In furtherance and not in limitation of such intention, each of these releases shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims. It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known facts and/or claims but also any further facts and/or claims not now known or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof.

3. Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound and (d) except as set forth in the Company’s periodic filings with the SEC, since April 16, 2013, the Company has not increased the compensation, severance, or other benefits payable or provided to any of the Company’s officers.

4. Representations and Warranties of Starboard.

Starboard shall cause its Affiliates to comply with the terms of this Agreement. Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by each member of Starboard does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound and (e) as of the date of this Agreement, Starboard beneficially owns in the aggregate 4,080,515 shares of Common Stock.

5. Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Starboard shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party. Promptly following the publication of the Mutual Press Release, the Company shall file with the SEC a Current Report on Form 8-K and a corresponding “Additional Materials” filing on Schedule 14A that each include both the Mutual Press Release and this Agreement, and Starboard shall file with the SEC a Schedule 14A that includes the Mutual Press Release and this Agreement and confirms its termination of the proxy contest. Except for such Mutual Press Release and the aforementioned SEC filings and Proxy Supplement, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6. Specific Performance.

Each of the members of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the members of Starboard or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2013 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed six hundred and fifty thousand dollars ($650,000) in the aggregate.

8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Tessera Technologies, Inc.

3025 Orchard Parkway

San Jose, California 95134

Attention: General Counsel

Facsimile: (408) 321-2907

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Suite 1400

Palo Alto, California 94301

Attention: Kenton J. King

Telephone: (650) 470-4530

Facsimile: (650) 798-6527

If to Starboard or any member thereof:

Starboard Value and Opportunity Master Fund Ltd

c/o Starboard Value LP

599 Lexington Avenue, 19th Floor

New York, New York 10022

Attention: Jeffrey C. Smith

Telephone: (212) 845-7955

Facsimile: (212) 845-7988

With a copy to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky, Esq.

Telephone: (212) 451-2333

Facsimile: (212) 451-2222

10. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard; provided, that no modifications, amendments or waivers on behalf of the Company can be made except with the express written consent of a majority of the Company Nominees. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. Except for Section 2 and Section 13 which are intended to be for the benefit of each of the Company Released Persons and Starboard Released Persons, this Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

13. Mutual Non-Disparagement.

Each of the Parties covenants and agrees that, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors and with respect to Starboard its Starboard Nominees, shall in any way disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

TESSERA TECHNOLOGIES, INC.

		By:	/s/ Richard S. Hill
Name: Richard S. Hill
Title: Interim Chief Executive Officer

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD		STARBOARD VALUE LP
		By:	Starboard Value GP LLC,
By:	Starboard Value LP,		its general partner
its investment manager
STARBOARD VALUE GP LLC
STARBOARD VALUE AND OPPORTUNITY S LLC		By:	Starboard Principal Co LP,
its member
By:	Starboard Value LP,
	its manager	STARBOARD PRINCIPAL CO LP
		By:	Starboard Principal Co GP LLC,
STARBORD VALUE AND OPPORTUNITY C LP			its general partner

By:	Starboard Value LP,	STARBOARD PRINCIPAL CO GP LLC
its investment manager

By:	/s/ Peter A. Feld
	Name:	Peter A. Feld
	Title:	Authorized Signatory

/s/ Peter A. Feld
PETER A. FELD
Individually and as attorney-in-fact for Mark R. Mitchell, Jeffery C. Smith, Tudor Brown, George Cwynar, Thomas Lacey, George Riedel and Donald Stout

EXHIBIT A

Starboard

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

MARK MITCHELL

PETER A. FELD

TUDOR BROWN

GEORGE CWYNAR

THOMAS LACEY

GEORGE RIEDEL

DONALD STOUT

EXHIBIT B

Mutual Press Release